Essendant Reports Third Quarter 2015 Financial Results

Exhibit 99.1

news release

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: For Inquiries: investorrelations@essendant.com (847) 627-7000

ESSENDANT REPORTS

THIRD QUARTER 2015 FINANCIAL RESULTS

DEERFIELD, Ill., October 20, 2015– Essendant Inc. (NASDAQ: ESND), a leading supplier of workplace essentials, today announced financial results for the third quarter ended September 30, 2015.

Third Quarter Overview

•

Net income per share was $0.74 in the current quarter, including $0.26 per share of expense related to the impairment of seller notes receivable relating to the company’s prior year sale of its software service subsidiary and the previously-announced repositioning actions (together the “third quarter charges”). Adjusted earnings per share were $1.00(1) compared to earnings per share of $1.03(2) in the prior year quarter.

•	Cash flow provided by operating activities was $183.7 million in the first nine months of 2015, up from $93.7 million in the prior year.
•	Sales decreased 2.0% to $1.39 billion when compared to the third quarter of last year.
•	Gross margin was $225.1 million, or 16.2% of sales, up from $216.7 million(2) or 15.3%(2) of sales, in the prior year quarter.
•

Operating expenses were $172.2 million, including $13.5 million related to the third quarter charges. Adjusted operating expenses(1) were $158.6 million, or 11.4% of sales, up from $148.8 million(2) or 10.5%(2) of sales in the prior year quarter.

“In the third quarter we achieved solid financial performance, generating strong operating cash flows in the face of challenging market conditions,” said Robert B. Aiken, Jr., president and chief executive officer of Essendant.  “Our team successfully executed actions we set out to achieve at the beginning of the year, including selling the Mexico business, transitioning the first two of our facilities to a common operating and IT platform, and making solid progress on our restructuring,” continued Aiken.  “Going forward we will take more aggressive actions to expand earnings by driving profitable sales growth and reducing costs.  Among these efforts, we expect to implement additional cost reductions in the fourth quarter. Taken together, these actions will support our goal of achieving high single-digit EPS growth, beginning in 2016.”

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.
(2)

Value includes the restated impacts of the change in accounting principle related to inventory accounting. See the Reconciliation of Restated Financial Statements on page 11 of this release for further details.

Note: All EPS numbers in this document are diluted unless stated otherwise.

Essendant Reports Third Quarter 2015 Financial Results

Third Quarter Performance

Third quarter 2015 sales decreased 2.0%. Excluding the impact of our acquisitions, sales were down 7.7%. The current quarter gross margin was $225.1 million, up from $216.7 million(2) in the third quarter of 2014.

•

Sales of industrial supplies increased 37.3% to $223.5 million, including $81.2 million of incremental sales from the MEDCO and Nestor acquisitions made in October of 2014 and August of 2015, respectively. Weakness in the energy and industrial sectors drove a $20.5 million sales decline in the organic industrial business. Janitorial and breakroom supplies sales decreased 1.8% to $375.5 million from $382.3 million. Total office products sales were down 9.5% to $752.0 million from $830.5 million on lower cut-sheet paper sales and exiting non-strategic business in Mexico.

•

The gross margin rate of 16.2% benefitted 17 basis points from acquisitions. Excluding acquisitions, gross margin rate improved 75 basis points, driven by higher product margin, lower freight expenses, and favorable inflation related inventory adjustments. Gross margin was $225.1 million, an increase of $8.4 million from the prior year quarter, with an incremental $15.4 million from acquisitions.

•

Operating expenses were $172.2 million, including $13.5 million related to the third quarter charges. Adjusted operating expenses(1) were $158.6 million or 11.4% of sales, compared to $148.8 million(2), or 10.5%(2) of sales, in the prior year quarter. The $9.8 million increase included $11.5 million of incremental expenses from acquisitions, partially offset by restructuring benefits and expense control.

•

Operating income was $53.0 million, including $13.5 million of expense related to the third quarter charges. Adjusted operating income(1) was $66.5 million, or 4.8% of sales, compared to $67.9 million(2), or 4.8%(2) of sales, in the prior year quarter.

•

Net income was $27.7 million, including $10.0 million of after-tax costs related to the third quarter charges. Earnings per share were $0.74, including $0.26 of expense related to the third quarter charges.  Adjusted net income(1) was $37.7 million, compared to $40.2 million(2) in the prior year quarter. Adjusted earnings per share were $1.00(1), compared to $1.03(2) in the third quarter of 2014.

Nine-Month Performance

Sales in the first nine months of 2015 increased 1.8%, driven by acquisitions. The current period gross margin was $635.7 million, up from $593.1 million(2) in the first nine months of 2014.

•

Sales of industrial supplies increased 47.0% to $647.7 million, including $258.1 million of incremental sales from the CPO and MEDCO acquisitions made in 2014 and the Nestor acquisition made in August 2015. Weakness in the energy and industrial sectors drove a $51.1 million sales decline in the organic industrial business. Janitorial and breakroom supplies sales increased 3.0% to $1.10 billion from $1.07 billion. Total office products sales were down 6.8% to $2.20 billion from $2.36 billion driven by lower cut-sheet paper sales and exiting non-strategic business in Mexico.

•

The gross margin rate of 15.6% benefitted 30 basis points from acquisitions. Excluding acquisitions, gross margin rate improved due to a favorable product margin, driven by favorable product mix and purchase driven inventory allowances. Gross margin was $635.7 million, an increase of $42.5 million from the first nine months of last year, with an incremental $52.1 million from acquisitions.

•

Operating expenses were $526.7 million, including $45.7 million related to the impairment of seller notes and the previously-announced repositioning actions (together the “2015 charges”). Adjusted operating expenses(1) were $480.9 million or 11.8% of sales, compared to $438.5 million(2), or 11.0%(2) of sales, in the prior year period. The $42.4 million increase included $40.9 million of incremental expenses from acquisitions.

•	Operating income was $109.0 million, including $45.7 million of expense related to the 2015 charges.

Essendant Reports Third Quarter 2015 Financial Results

Adjusted operating income(1) was $154.7 million, or 3.8% of sales, compared to $154.6 million(2), or 3.9%(2) of sales, in the prior year period.
•

Net income was $51.5 million, including $34.9 million of after-tax costs related to the 2015 charges. Earnings per share for the first nine months of 2015 were $1.35, including $0.91 of expense related to the 2015 charges. Adjusted net income(1) was $86.3 million, compared to $90.0 million(2) in the prior year period. Adjusted earnings per share were $2.26(1), compared to $2.29(2) earnings per share in the first nine months of 2014.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the nine-month period ended September 30, 2015 was $183.7 million, compared with $93.7 million for the same period last year. The 96% improvement over the prior year was driven by market factors and the company’s commitment to effectively manage its working capital. Cash flow used in investing activities totaled $57.8 million in 2015, compared with $41.3 million in the same period last year. The company estimates the 2015 full-year total capital expenditures to be $30 million to $35 million, excluding acquisitions.

The company has approximately $1.0 billion of total committed debt capacity.  As of September 30, 2015, the company had total debt outstanding of $666.2, million compared with $542.7 million as of September 30, 2014.  Debt-to-total capitalization increased to 44.5% at September 30, 2015 from 39.0% at September 30, 2014 due to acquisitions.  In the first nine months of 2015, the company paid $55.7 million to repurchase approximately 1.5 million shares and paid cash dividends of $16.0 million to common shareholders.

Update on Previously Announced Repositioning Actions

As previously announced in February, the company is taking decisive actions to reposition the business, provide enhanced customer service, and create sustained long-term success. The costs and benefits of these actions are expected to be as follows:

•

Incremental $13.0 million cost in 2015 to move to a common operating and information technology platform for the office products, janitorial and breakroom categories that will simplify customer experience and deliver operating cost savings. In the first nine months of 2015 the cost impact was $8.2 million related to this project and includes a $4.0 million restatement of inventory values. Additionally, during the first nine-months of 2015 the company recorded pre-tax charges relating to the following:

o	Workforce reductions and facility consolidations of $7.5 million. Additional facility actions will occur later in 2015 for a full year pre-tax charge of approximately $9.0 million;
o	Loss and related expenses, totaling $17.0 million, attributed to the sale of the Mexico business, which closed in September 2015;
o	Non-cash impairment of intangibles and accelerated amortization related to rebranding totaling $11.5 million. The company expects a total charge of $12.0 million for the full year.
•	Total benefits from the above actions are expected to be:
o	Savings of $6.0 million in 2015 and $10.0 million annually beginning in 2016 from the workforce reductions and facility consolidations;
o	$5.0 million to $10.0 million beginning in the second half of 2016, and $15.0 million to $20.0 million on an annual basis thereafter from the transition to a common operating and IT platform.

Essendant Reports Third Quarter 2015 Financial Results

Fourth Quarter Cost Initiative

The company remains committed to its strategy and has executed well on its priorities. However, additional steps must be taken to reduce cost through management de-layering in order to achieve broader functional alignment of the organization, and to counteract headwinds in the industrial and energy markets. In the fourth quarter the company plans to:

•

Implement new workforce reductions as it transitions to a channel-based organization more closely aligned with its customers. As the company finalizes its plan, additional information will be provided in the fourth quarter regarding the cost and expected benefit of this action;

•	Re-invest a portion of the expected savings to fund bringing additional businesses onto the common operating and IT platform.

The company views these actions to be critical to driving its goal of achieving high-single digit EPS growth beginning in 2016.

Conference Call

Essendant will hold a conference call followed by a question and answer session on Wednesday, October 21, 2015, at 7:30 a.m. CDT, to discuss third quarter 2015 results. To participate, callers within the U.S. and Canada should dial (877) 358-2531 and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10071386.”  To listen to the webcast, participants should visit the Investors section of the company’s website (link: http://investors.essendant.com), and click on the “Q3-15 Earnings Release” button on the right side of the page, several minutes before the event is broadcast.   Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the Investors section of Essendant’s website, about two hours after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: end-user demand for products in the office, technology, and furniture product categories may continue to decline; Essendant’s reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; prevailing economic conditions and changes affecting the business products industry and the general economy; Essendant’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; the impact of Essendant’s repositioning, restructuring and rebranding activities on Essendant’s customers, suppliers, and operations; Essendant’s reliance on supplier allowances and promotional incentives; Essendant’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to Essendant’s customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; Essendant’s ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of Essendant’s customers; Essendant’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant’s success in effectively

Essendant Reports Third Quarter 2015 Financial Results

identifying, consummating and integrating acquisitions; the risks and expense associated with Essendant’s obligations to maintain the security of private information provided by Essendant’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant’s business; the availability of financing sources to meet Essendant’s business needs; Essendant’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

Essendant Inc. is a leading supplier of workplace essentials, with 2014 net sales of $5.3 billion. The company stocks a broad assortment of over 160,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company’s network of 79 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports Third Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014 (Revised)	2015	2014 (Revised)
Net sales	$1,391,545	$1,419,947	$4,065,719	$3,994,123
Cost of goods sold	1,166,402	1,203,246	3,430,062	3,400,992
Gross profit	225,143	216,701	635,657	593,131
Operating expenses:
Warehousing, marketing and administrative expenses	172,159	148,831	526,653	438,538
Operating income	52,984	67,870	109,004	154,593
Interest expense, net	5,300	3,992	14,918	11,199
Income before income taxes	47,684	63,878	94,086	143,394
Income tax expense	20,017	23,647	42,594	53,349
Net income	$27,667	$40,231	$51,492	$90,045
Net income per share - basic:	$0.74	$1.05	$1.36	$2.32
Average number of common shares outstanding - basic	37,300	38,450	37,724	38,817
Net income per share - diluted:	$0.74	$1.03	$1.35	$2.29
Average number of common shares outstanding - diluted	37,608	38,884	38,109	39,244
Dividends declared per share	$0.14	$0.14	$0.42	$0.42

Essendant Reports Third Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	As of September 30,		As of December 31,
	2015	2014 (Revised)	2014 (Revised)
ASSETS
Current assets:
Cash and cash equivalents	$28,047	$24,838	$20,812
Accounts receivable, net	737,979	749,415	702,527
Inventories	860,355	782,158	906,430
Other current assets	31,946	20,599	30,713
Total current assets	1,658,327	1,577,010	1,660,482
Property, plant and equipment, net	129,744	133,076	138,217
Goodwill	413,178	381,687	398,042
Intangible assets, net	102,760	72,499	111,958
Other long-term assets	36,282	21,197	38,669
Total assets	$2,340,291	$2,185,469	$2,347,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$540,949	$515,350	$485,241
Accrued liabilities	186,826	183,737	185,535
Current maturities of long-term debt	43	894	851
Total current liabilities	727,818	699,981	671,627
Deferred income taxes	15,119	28,265	17,763
Long-term debt	666,142	541,834	709,917
Other long-term liabilities	98,621	60,501	104,394
Total liabilities	1,507,700	1,330,581	1,503,701
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2015 and 2014	7,444	7,444	7,444
Additional paid-in capital	408,475	410,302	412,291
Treasury stock, at cost – 36,874,672 shares in 2015 and 35,719,041 shares in 2014	(1,090,624)	(1,035,570)	(1,042,501)
Retained earnings	1,564,816	1,512,550	1,529,224
Accumulated other comprehensive loss	(57,520)	(39,838)	(62,791)
Total stockholders’ equity	832,591	854,888	843,667
Total liabilities and stockholders’ equity	$2,340,291	$2,185,469	$2,347,368

Essendant Reports Third Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2015	2014 (Revised)
Cash Flows From Operating Activities:
Net income	$51,492	$90,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,344	29,699
Share-based compensation	6,447	5,935
Loss on the disposition of property, plant and equipment	1,562	97
Amortization of capitalized financing costs	659	657
Excess tax benefits related to share-based compensation	(402)	(1,166)
Asset impairment charges	34,893	-
Loss on sale of equity investment	33	-
Deferred income taxes	(15,285)	(9,134)
Changes in operating assets and liabilities (net of acquisitions):
Increase in accounts receivable, net	(31,288)	(104,540)
Decrease in inventory	54,354	51,974
(Increase) decrease in other assets	(8,720)	10,000
Increase in accounts payable	8,972	24,663
Increase (decrease) in checks in-transit	41,440	(2,679)
Increase in accrued liabilities	6,500	2,883
Decrease in other liabilities	(3,342)	(4,768)
Net cash provided by operating activities	183,659	93,666
Cash Flows From Investing Activities:
Capital expenditures	(18,133)	(15,431)
Proceeds from the disposition of property, plant and equipment	184	872
Acquisitions, net of cash acquired	(40,471)	(26,725)
Proceeds from sale of equity investment	612	-
Net cash used in investing activities	(57,808)	(41,284)

Cash Flows From Financing Activities:
Net repayments under revolving credit facility	(45,309)	(12,094)
Borrowings under Receivables Securitization Program	-	9,300
Repayment of debt	-	(135,000)
Proceeds from the issuance of debt	-	150,000
Net disbursements from share-based compensation arrangements	(1,507)	(3,142)
Acquisition of treasury stock, at cost	(55,677)	(43,037)
Payment of cash dividends	(15,976)	(16,407)
Excess tax benefits related to share-based compensation	402	1,166
Payment of debt issuance costs	(36)	(623)
Net cash used in financing activities	(118,103)	(49,837)
Effect of exchange rate changes on cash and cash equivalents	(513)	(33)
Net change in cash and cash equivalents	7,235	2,512
Cash and cash equivalents, beginning of period	20,812	22,326
Cash and cash equivalents, end of period	$28,047	$24,838

Essendant Reports Third Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,
	2015		2014 (Revised)
		% to		% to
	Amount	Net Sales	Amount	Net Sales
Net Sales	$1,391,545	100.0%	$1,419,947	100.0%
Gross profit	$225,143	16.2%	$216,701	15.3%
Operating expenses	$172,159	12.4%	$148,831	10.5%
Workforce reduction and facility consolidation charge	(200)	-	-	-
Rebranding - intangible asset amortization	(511)	-	-	-
Notes receivable impairment	(10,738)	(0.8%)
Loss on sale of business and related costs	(2,072)	(0.1%)	-	-
Adjusted operating expenses	$158,638	11.4%	$148,831	10.5%
Operating income	$52,984	3.8%	$67,870	4.8%
Operating expense items noted above	13,521	1.0%	-	-
Adjusted operating income	$66,505	4.8%	$67,870	4.8%
Net income	$27,667		$40,231
Operating expense items noted above, net of tax	10,017		-
Adjusted net income	$37,684		$40,231
Diluted earnings per share	$0.74		$1.03
Per share operating expense items noted above	0.26		-
Adjusted diluted earnings per share	$1.00		$1.03
Adjusted diluted earnings per share - change over the prior year period	(2.9%)
Weighted average number of common shares - diluted	37,608		38,884

Note: Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share in the third quarter of 2015 exclude the effects of a $0.2 million facility consolidation charge, $0.5 million accelerated amortization related to rebranding, $10.7 million impairment of certain notes receivable relating to the company’s prior year sale of its software service subsidiary, and $2.1 million attributable to a sale of a business and the related costs to sell. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results and to the results of the prior year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

Essendant Reports Third Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2015		2014 (Revised)
		% to		% to
	Amount	Net Sales	Amount	Net Sales
Net Sales	$4,065,719	100.0%	$3,994,123	100.0%
Gross profit	$635,657	15.6%	$593,131	14.9%
Operating expenses	$526,653	13.0%	$438,538	11.0%
Workforce reduction and facility consolidation charge	(6,495)	(0.2%)	-	-
Rebranding - intangible asset impairment and amortization	(11,485)	(0.3%)	-	-
Notes receivable impairment	(10,738)	(0.3%)
Loss on sale of business and related costs	(16,999)	(0.4%)	-	-
Adjusted operating expenses	$480,936	11.8%	$438,538	11.0%
Operating income	$109,004	2.7%	$154,593	3.9%
Operating expense items noted above	45,717	1.1%	-	-
Adjusted operating income	$154,721	3.8%	$154,593	3.9%
Net income	$51,492		$90,045
Operating expense items noted above, net of tax	34,854		-
Adjusted net income	$86,346		$90,045
Diluted earnings per share	$1.35		$2.29
Per share operating expense items noted above	0.91		-
Adjusted diluted earnings per share	$2.26		$2.29
Adjusted diluted earnings per share - change over the prior year period	(1.3%)
Weighted average number of common shares - diluted	38,109		39,244

Note: Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share in the first nine months of 2015 exclude the effects of a $6.5 million workforce reduction and facility consolidation, $11.5 million intangible asset charge and accelerated amortization related to rebranding, $10.7 million impairment of certain notes receivable relating to the company’s prior year sale of its software service subsidiary, and $17.0 million attributable to a sale of a business and the related costs to sell. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results and to the results of the prior year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

Essendant Reports Third Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Reconciliation of Restated Financial Statements

In the third quarter of 2015, the Company changed its method of accounting for certain inventory in one of its operating segments to the Last-In-First-Out (“LIFO”) method from the First-In-First-Out (“FIFO”) accounting method which required retrospectively application to prior year financial statements. Also during the third quarter of 2015, the Company adopted ASU 2015-03 Simplifying the Presentation of Debt Issuance Costs.  This guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. The Company has elected to early adopt the guidance as of September 30, 2015 and has retrospectively applied the changes to all periods presented for the third quarter 2015. The below tables detail the changes to the prior year periods presented in this earnings release.

	As of and for the Three Months Ended September 30, 2014			As of and for the Nine Months Ended September 30, 2014
	Previous Method	As Reported	Effect of Change	Previous Method	As Reported	Effect of Change
Consolidated Statement of Income
Cost of goods sold	$1,208,919	$1,203,246	$(5,673)	$3,396,552	$3,400,992	$4,440
Gross profit	211,028	216,701	5,673	597,571	593,131	(4,440)
Warehousing, marketing, and administrative expenses	146,560	148,831	2,271	437,595	438,538	943
Income before income taxes	60,476	63,878	3,402	148,777	143,394	(5,383)
Income tax expense	22,307	23,647	1,340	55,420	53,349	(2,071)
Net income	38,169	40,231	2,062	93,357	90,045	(3,312)
Net income per share
Basic	$0.99	$1.05	$0.06	$2.41	$2.32	$(0.09)
Diluted	$0.98	$1.03	$0.05	$2.38	$2.29	$(0.09)

Consolidated Statement of Comprehensive Income
Net income	$38,169	$40,231	$2,062	$93,357	$90,045	$(3,312)
Comprehensive income	37,826	39,888	2,062	93,407	90,095	(3,312)

	As of and for the Period Ended September 30, 2014
	Previous Method	As Reported	Effect of Change
Consolidated Statement of Financial Position
Inventories (A)	$796,325	$782,158	$(14,167)
Other long-term assets (B)	24,372	21,197	(3,175)
Accrued liabilities (A)	189,224	183,737	(5,487)
Long-term debt (B)	545,009	541,834	(3,175)
Retained earnings (A)	1,521,230	1,512,550	(8,680)
(A)	Relates to the change in inventory valuation methodology detailed above
(B)	Relates to the change in debt issuance costs detailed above